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                                                                      EXHIBIT 11


                                   Law Offices
                           Drinker Biddle & Reath LLP
                       Philadelphia National Bank Building
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496
                            Telephone: (215) 988-2700
                                  Telex: 834684
                               Fax: (215) 988-2757





                                 August 12, 1997


The ARCH Fund, Inc.
3435 Stelzer Road
Columbus, OH  43219

Ladies and Gentlemen:

                  We have acted as counsel for The ARCH Fund, Inc., a Maryland corporation ("Arch"), in connection with the following:

                (i) the proposed acquisition of substantially all of the assets and known liabilities of the Fixed Income Portfolio of Arrow Funds, a Massachusetts business trust ("Arrow"), by the Arch Government & Corporate Bond Portfolio in exchange for Investor A shares of the Arch Government & Corporate Bond Portfolio;

               (ii) the proposed acquisition of substantially all of the assets and known liabilities of the Arrow Municipal Income Portfolio by the Arch National Municipal Bond Portfolio in exchange for Investor A shares of the Arch National Municipal Bond Portfolio; and




                  The aforementioned proposed acquisitions are referred to herein collectively as the "Reorganization." The Arch
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The ARCH Fund, Inc.
August 12, 1997
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Government & Corporate Bond and National Municipal Bond Portfolios are referred to herein together as the "Arch Portfolios." This opinion relates to Investor A shares of common stock of each of the Arch Portfolios (par value $0.001 per share) (the "Shares") to be issued in the Reorganization and is furnished in connection with Arch's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"). (This opinion does not relate to Investor A shares of the Arch Growth Equity Portfolio inasmuch as these shares are not registered by the Registration Statement.)


                  As counsel for Arch, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined the Articles of Incorporation of Arch, as amended and supplemented, the Restated and Amended By-Laws of Arch, the Registration Statement registering shares of the Arch Portfolio and the combined proxy statement/prospectus (the "Proxy Statement/Prospectus") contained therein, the proceedings of the Board of Directors of Arch approving the transactions contemplated by the Agreement and Plan of Reorganization between Arch and Arrow (the "Agreement") and other factual matters we deemed relevant.


                  As to questions of fact material to this opinion, we have relied upon the accuracy of the representations and warranties of the parties to the Agreement and other documents executed by officers and representatives of Arch, and upon certificates of public officials. We have not undertaken any independent investigation or verification of factual matters. Any change in any law, regulation or interpretation, or any change in the facts, could cause a change in our opinion.

                  In our examination, we have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete. We have further assumed that, upon its execution and delivery, the Agreement will constitute the legal, valid and binding obligation of Arrow, enforceable against Arrow in accordance with its terms.
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The ARCH Fund, Inc.
August 12, 1997
Page 3

                  We have made such examination of law as in our judgment is necessary and appropriate for the purposes of this opinion. We do not purport to be experts in the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania. In rendering the opinion expressed herein, we have relied on an opinion of Venable, Baetjer and Howard, LLP to the extent that any matter which is the subject of this opinion is governed by the laws of the State of Maryland.

                  On the basis of and subject to the foregoing and such other considerations as we deem relevant, we are of the opinion that the Shares of the Arch Portfolios, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will constitute validly issued shares, fully paid and non-assessable, under the laws of the State of Maryland.

                  The opinion expressed in this letter is solely for the use of Arch, and this opinion may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. The opinion expressed in this letter is limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus and statement of additional information constituting parts thereof.


                                           Very truly yours,



                                           /s/ DRINKER BIDDLE & REATH LLP